Exhibit 99.2

CASCADE CORPORATION, #11110027
CASCADE CORPORATION FOURTH QUARTER FISCAL 2008
EARNINGS CONFERENCE CALL

April 3, 2008, 5:00 PM ET
Chairperson: Robert Warren, Jr. (Mgmt.)

Operator:	Good afternoon ladies and gentlemen and welcome to the Cascade Corporation fourth quarter fiscal 2008 earnings call.

At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the star followed by the zero.

As a reminder, this conference is being recorded on Thursday, April 3rd, 2008.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

Robert Warren, Jr.:	Thank you. Good afternoon everyone and welcome to today’s call.

Andy Anderson, our Chief Financial Officer, and Joe Pointer, our Vice President of Finance, are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We operate globally with about 2400 employees working in 28 facilities in 16 countries. We manufacture devices primarily for industrial trucks, most commonly called lift trucks or forklifts. These products, which are used in nearly every industry worldwide that uses lift trucks, allow the lift truck to carry, position and deposit various types of loads. A smaller portion of our products are for construction vehicles such as tool carriers and skid steer loaders.

Approximately 55% of our products are sold to retail dealers. The remaining products are sold directly to global manufacturers - names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei, Ingersol Rand, Caterpillar and Nissan.

Andy will now give you an overview of the fourth quarter.

Richard Anderson:

Thank you, Bob. I’d like to remind everyone that during the course of this call we may make forward-looking statements. Participants are cautioned that these forward-looking statements, including statements about our anticipated revenue, costs, earnings and cash flows are subject to a number of risks and uncertainties that could cause our actual future results to differ materially.

Additional information regarding these risks and uncertainties are described in our reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. We cannot provide any assurance that future results will meet expectations.

In addition, historical information should not be considered an indication of future performance. We disclaim any obligation to release any updates to any comments made in this call or reflect any changes in business conditions.

One final note of explanation, our fiscal year ends on January 31st. So when we refer to fiscal year 2008, we are actually referring to the year ended January 31, 2008. We just completed the fourth quarter of fiscal 2008.

Before I discuss the fourth quarter, I would like to provide some overview comments on the results for the fiscal year just completed.

Fiscal 2008 was a record year for Cascade in terms of both net sales and net income.

Net sales exceeded $558 million and were up 17% over fiscal 2007. Excluding the affect of an insurance litigation recovery in fiscal 2008, our net income was 10% higher than the prior year. These gains are the result of strong growth in the global lift truck market and the continued global expansion of our business.

I’d now like to turn to the fourth quarter results.

Net income for the fourth quarter of fiscal 2008 was 8.8 million, or $0.74 per share, compared to 10.2 million, or $0.80 per share, for the fourth quarter of fiscal 2007. The decrease in net income and earnings per share was largely driven by higher interest expense and foreign currency losses.

Consolidated net sales were $136 million in the fourth quarter, an increase of 15% compared to net sales of $119 million in the prior year. Adjusting for currency changes, net sales increased 10% primarily due to higher levels of business activity in China, Asia-Pacific and Europe.

The gross profit percentage for the fourth quarter of fiscal 2008 was 28% versus 30% a year ago. We experienced a decrease in gross profit percentage in every geographic region. I will discuss the causes later in this call.

SG&A expenses increased 4% excluding currency changes and acquisitions due to higher selling, personnel, share-based compensation and other general costs.

Consolidated SG&A costs during the fourth quarter of fiscal 2008 were $23.6 million compared to $21.1 million in 2007. As a percent of total net sales, our SG&A costs were 17% which is consistent with the prior year.

Our increase in net interest cost is the result of additional borrowings primarily related to the completion of our share repurchase program which I will discuss a bit later.

Our effective tax rate of 31% increased from 29% in the fourth quarter of the prior year. The increase is primarily attributable to additional valuation allowances related to foreign net operating losses offset in part by benefits from foreign operations and foreign tax credits.

I’d now like to spend a few minutes discussing our operating results on a geographic basis.

Sales in North America were up 5% over the prior year excluding foreign currency changes and net sales related to our acquisition of the assets PSM and American Compaction. The increase was primarily due to price increases and, to a lesser extent, higher shipping volumes.

The gross profit percentage in North America was down slightly from 34% to 33% due to currency changes, higher material costs, and changes in product mix.

SG&A costs in North America were up 8% excluding foreign currency changes due primarily to our acquisitions and higher personnel and share-based compensation costs.

Net sales in Europe for the fourth quarter were up 18% excluding currency changes, net sales increased 11%. The increase in sales in Europe can be primarily attributed to higher shipment volumes as a result of the strong European lift truck market.

The gross profit percentage in Europe was 12% in the current year compared to 15% in the previous year. The lower gross profit percentage was a result of increased material costs, manufacturing inefficiencies, and increased personnel and freight expenses.

Although our net sales have increased with the strength of the lift truck market, we have not realized the level of gross profit we had anticipated. Bob will discuss later the restructuring steps we are currently taking in Europe.

SG&A costs in Europe increased 5% excluding currency changes due to higher personnel and selling costs associated with our increased sales volumes.

In the Asia-Pacific region, net sales increased 18% excluding currency changes.

All locations in Asia-Pacific contributed to the sales increase as a result of higher shipment volumes.

Gross profit of 25% in the fourth quarter was down from 26% in the prior year. The decrease is due to a change in product mix which was partially offset by sourcing of lower cost product from China.

SG&A costs in the Asia-Pacific region increased 3% excluding currency changes. The increase was due to selling and general cost increases in the current year.

In China, our net sales increased 31% excluding currency changes. The increase is due to a very strong Chinese lift truck market, general economic conditions in China, and our capital expansion in China which enabled us to produce a large volume or products.

Gross profit in the fourth quarter of 32% was down from 34% in the prior year. The decrease is due to higher material costs and changes in product mix.

SG&A in China increased 7% excluding currency changes due to additional costs to support our Chinese—expanded Chinese operations.

Our balance sheet cash totaled 21 million as of January 31, 2008 compared to $37 million in the prior year. Our debt and notes payable to banks increased $111 million at January 31, 2008 from $51 million in the prior year. The changes in our cash and debt balances are the result of our share repurchase program, the American Compaction acquisition, our China expansion program, and scheduled debt repayments. These uses of cash were partially offset by our cash flow from operations.

In early February 2008, we completed the share repurchase program approved by our Board. This program commenced in September 2006. In total, we repurchased approximately 2.4 million shares of our common stock for $130 million. At the present time, we have no plans to extend this program. The full effect of this program will be reflected in our average outstanding shares at the end of the first quarter.

Capital expenditures were $23 million for fiscal 2008 and $9 million for the fourth quarter.

Depreciation expense was $14 million for fiscal 2008 and $4 million for the fourth quarter. We anticipate depreciation and amortization expense for fiscal 2009 to be $17.3 million.

I would now like to turn the call over to Bob for a discussion of the lift truck market and some other general comments.

Robert Warren, Jr.:	Thank you, Andy. I’d like to start with a brief overview of the lift truck market.

Currently the lift truck market is the only direct economic or industrial indicator we have available for our markets. While this does not correlate exactly with our business levels since various end use markets—end use markets use our products to varying degrees, it does give us some indication of short term future trends.

North American lift truck shipments decreased 9% during both the fourth quarter and the full year of fiscal 2008. We expect this trend will continue and believe the North American lift truck market in 2009 will be down 5% to 10% from the business levels experienced in fiscal 2008.

Lift truck shipments in the European market were up over 20% in the fourth quarter and for the year. We anticipate continued growth but at a lower rate for fiscal 2009.

Lift truck shipments in the Asia-Pacific region were up 9% in the fourth quarter and 7% for the year. We anticipate continued growth at moderate levels in this market during fiscal 2009.

China’s lift truck market was up 43% in the fourth quarter and 26% for the year. We expect this market to continue strong growth but at a more moderate level for fiscal 2009.

I’d now like to spend a few minutes on a couple of additional topics.

Our financial results in Europe have improved marginally over the prior year but still fell short of our expectations. A robust European lift truck market enabled us to post strong sales growth over the prior year. However, we were unable to capture the benefits of expanded sales volume at the operating income level. As Andy noted, this is due to various operational difficulties.

We have begun a process to rationalize our European production capacity due to poor operational performance of several facilities and in light of our global sourcing initiatives.

The first step in this process involves a work force reduction of approximately 7%. It also includes the transfer of certain product lines between facilities and the expansion of global sourcing of materials and products from both Asia and the United States.

We expect the financial impact of these changes will begin to occur in the first quarter and will extend throughout the coming year.

The expansion of our Chinese manufacturing operations in fiscal 2008 has provided us with the opportunity to begin importing Chinese-made products into Europe for sale to OEMs and the secondary fork market.

We are still working to obtain final approval of the Chinese-made products from certain European OEMs and expect to complete this process by the second quarter of fiscal 2009.

Currently, we are distributing these products to secondary markets. While these delays have impacted the overall timing of our plan, we still believe this strategy will benefit us in the long term in Europe.

With regard to the cost of steel and steel-based components, we have seen increases throughout the world. We are continuing to mitigate the increases through various means. We continue to monitor worldwide steel costs very closely and are actively managing our steel supply chain to ensure we are receiving the most competitive prices available in the world market.

We have also stepped up our efforts to improve internal processes, both manufacturing and administrative, to create internal efficiencies which we believe will ultimately result in lower costs.

As those of you who have worked with us in the past remember, we have a long standing policy of not making forward financial projections.

This concludes our prepared remarks and we are now ready to open the call to your questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time I would like to begin the question and answer session.

If you have a question, please press the star followed by the one on your push button phone. If you would like to decline from the polling process, press the star followed by the two. You will hear a three tone prompt acknowledging your selection. Your questions will be polled in the order they are received.

As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment for our first question.

Our first question is from Arnie Ursaner with CJS Securities. Please go ahead.

Arnie Ursaner:	Hi, good afternoon.

Robert Warren, Jr.:	Good afternoon, Arnie.

Arnie Ursaner:

The first question I have is can you comment briefly on whether the trends you are seeing the core business are any different than the ones you’re seeing on either PSM or on American Compactors in terms of profitability?

Robert Warren, Jr.:

Certainly we have not hit our projections on what we would have enjoyed had the housing market not collapsed in North America, Arnie. So clearly, there is a different trend of what profitability is in North America for our lift truck business as opposed to our construction attachment business.

This has given us some opportunity to, at PSM, to be able to reorganize the production process on the shop floor for the just in time offering value package we believe will give us an advantage as that market turns.

Arnie Ursaner:	Very quick question for you, Andy. I know you gave it but I didn’t catch it when you gave your presentation. When did you complete your share repurchase?

And I know you have an average share price—average share count for the quarter, but do you have an end of quarter share count?

Richard Anderson:	The end of quarter share count, I think, is 10,830,000 shares. It might—there might be—Joe is looking to make sure, see if my memory is correct. You’re talking about end of quarter?

Arnie Ursaner:	End of quarter Q4.

Joseph Pointer:	End of quarter Q4 would be 10.8. Outstanding or weighted average?

Arnie Ursaner:	Weighted average, please. No outstanding at the end of the quarter.

Richard Anderson:	At the end is 10.8.

Arnie Ursaner:	Okay. And when did you complete the repurchase please?

Richard Anderson:

Fundamentally we completed it at the end of January. I think there were a few thousand shares that flopped over into February so that actual share count at the end might 10,750 or 10 something. But 10.8, 10.7, 10.8 is the number.

Arnie Ursaner:	Sure. You gave us capex and D&A. You gave us your D&A guidance for the upcoming year. Can you give us your capex guidance for the upcoming year?

Richard Anderson:	I think we’re looking at somewhere in the 18 to 19 million range.

Arnie Ursaner:

Okay. My final question you gave us a lot of new information regarding actions you’re taking in Europe. So a couple of questions, the manufacturing efficiencies, if you could, perhaps better explain some of those issues.

And the—you mentioned you had a customer who, I guess, has not fully accepted some deliveries. I’m assuming that would hit the Q1 period? And you indicated it might not be fully resolved until Q2. So I’m trying to get a feel for how some of these expenses might impact the current quarter that we’re in.

Robert Warren, Jr.:	That was a two part question. So the first part...

Richard Anderson:	The first part again, Arnie. The first question was...?

Arnie Ursaner:

In Q4 you had manufacturing efficiencies which you highlighted, you know, in roughly the $2 million operating loss how much of that might have been attributable to manufacturing efficiencies that either have or may have been maybe fixed in the very near term?

Richard Anderson:

I don’t think that we’re going to be—if we look at near term in the next two quarters or three quarters, what we’re embarking on is a very, very significant amount of work in virtually every factory we have in the European market.

I can’t remember....

Robert Warren, Jr.:

Arnie, I believe that what we’re going to see because we do have in this plan with the 7% reduction, we do have some redundancy costs. Moving product we have some one time capital costs. We have some timing as these initiatives that we’re having individually come into the quarter. I know that we planned to be accretive for the year but the main benefit we’re not going to probably see until next year in the full plan. And this is only the first stage of what’s going to be eventually a much broader plan.

So I think the main essence I’d like to impart about what this is is we talked about restructuring in Europe in the past. We’ve talked about acquisitions or gaining market share or what we’re going to try to get in pricing. This restructuring is really based an entirely different view point. It’s that we’re going to change our fundamental cost structure to match what we currently have and then try to go from there again.

Trying to look externally for the solution of problems has not worked and right now we’re going to be looking at expansive changes of how we produce product in Europe.

Arnie Ursaner:

Real quick final question if I may, are you seeing any particular changes within different industries that you service. For example, the paper industry or some others that might be worth an additional comment?

Robert Warren, Jr.:

We certainly have seen a tremendous move of paper making to China, that is one of our primary products in the Chinese market. There’s been globally a huge shift of paper production towards China certainly out of North America and not as much out of Northern Europe yet but certainly out of North America we’ve seen a fair amount.

Arnie Ursaner:	Thank you very much.

Richard Anderson:	The answer, Arnie, the answer to your second question on that OEM, that OEM situation that Bob made reference to is that’s going to be a two-step process before we get the full benefit.

The first step is to have the supply chain running at full speed which we’re quite confident we’ll have in the second quarter coming from China.

And then the second step which you’ll see some evidence of one way or the other in probably the second or third quarter is then you have to rationalize out the redundancy that you created by moving it to China.

We’re serving those customers today. It’s not like new customers we’re going to start serving them with lower cost product and then we’ll, we’ll rationalize some of that out.

Arnie Ursaner:	Okay, thank you very much.

Operator:	Thank you. Our next question is from Joe Giamichael with Rodman and Renshaw. Please go ahead.

Joe Giamichael:	Good afternoon gentlemen.

Robert Warren, Jr.:	Good afternoon, Joe.

Joe Giamichael:

A couple quick questions for you. Gross margins are down pretty much across the board. You’re clearly being impacted by materials costs, most of which is steel. Can you just tell us if there are any other materials that are impacting you or if you’re having—if you’re beginning to see any of the bottlenecks in the supply chain?

And then, if you could, just sort of discuss what, if any, pricing leverage you think you may have to protect your margins in the near term.

Robert Warren, Jr.:

Steel, as you just pointed out, is our main component for most of our fabrications and our components we do see pretty much across the board of any other material such as aluminum and rubber are all being impacted by cost. We see inflation pressure practically in every input we have. We’re not seeing a constraint particularly in anything that we have as our primary products or even as a supply chain. It’s just the cost is driving up.

Our ability to recoup this in most markets is through two means. One, continued efficiency improvement which we have multiple campaigns to constantly drive for lower costs and process and clearly with pricing. And we have been able to pass through pricing where we felt we could maintain customer relations in market share. We have a duty obviously to be very sensitive of that and to offset as much as possible these increases with efficiency gains and cost reduction activity which includes a global supply effort that is ongoing to constantly look for the lowest possible cost we can come up with.

But the only place that we have a limited ability to get it back in pricing has been Europe and that’s the reason that all of our restructuring are based on costs we can control.

Joe Giamichael:

Thanks Bob. And just to touch upon working capital, your working capital dollars are up pretty significantly. Should we be reading anything into this, into the increasing accounts receivable and inventory? Is this more preparation for the European rationalization or is there something else working counter to your lean initiative?

Robert Warren, Jr.:

I think that on the working capital side with the accounts receivable, I think that was just really more from the basis of our business. The inventories definitely did go up and that was a basis of some of the backup of these forks out of China. It was because of the increased steel costs coming at us. Many of our operations saw an opportunity to try to stockpile some material at lower costs which should work to—in the next quarter or two.

But I think more than anything it had to do with some increases in Europe and China around this new supply.

Joe Giamichael:

Okay, thank you. And just one last question, the current share repurchase is completed as I understand it. Now, do you have any intention to approach the Board for an additional authorization or other than that, how do you foresee the potential uses of free cash excluding the dividend?

Robert Warren, Jr.:

Right now we have not had—we do not have any plan to ask the Board. There was—the Board’s temperament about the current level of debt and some potential future opportunities we might have in the construction attachment initiative we have would temper their short term interest in doing a share repurchase at this time.

Clearly, if I don’t have better uses for the cash going forward and if we pay down debt, that is an area that we certainly consider taking to the Board.

Joe Giamichael:

Okay. I lied, just one more quick question. Related to the PSM business, you’re obviously disappointed at where trends have gone given what we’ve seen in the housing market. Is there an opportunity there for a potential acquisition now that the industry as a whole is being troubled? Is there—are there potential opportunities for you to grow this in a down market?

Robert Warren, Jr.:

Could be. We haven’t seen a opportunity in the US right now. Some of our conversations with some large OEMs in Asia point to some opportunities and we are currently actually in capital expansion of a facility in China to eventually produce our equipment in that market.

Joe Giamichael:	Okay, great. Thank you very much gentlemen.

Operator:	Thank you. Our next question is from Alan Robinson with RBC. Please go ahead.

Alan Robinson:	Good afternoon.

Robert Warren, Jr.:	Good afternoon, Alan.

Alan Robinson:

If you look at the lift truck sales in each of the geographical segments as a proxy for lift attachment sales, you can almost come to the conclusion that your gaining market shares significantly in the US and possibly losing share in China. Is that a fair conclusion to come to and perhaps you can give us some color as to what’s underlying those changes.

Robert Warren, Jr.:

I think it’s—in the North American market I think the trend is exactly what we would expect to see. When the market is going up very strongly, we don’t go up anywhere near as fast. When it’s coming down we don’t either because most of our sales for the material handling product in North America is really from

Fortune 500 companies. They’re on three to five year leases. They’re turning those trucks as long as they’re not ending up with excess capacity, shutting plants or they’ll move rolling stock around.

So in this last year, as the market went down, our sales remained flat. That was really because our customer base was still ordering on a major account level.

In China, we’ve seen a slight mix change. I think some of the—we’re not seeing as robust a role plant market. That could be because of their buying pattern the last few years. They’ve gotten—it’s just slowed down compared to the rest of the market that’s heating up, that don’t use as many attachments.

We know that we have competitors, primarily European competitors, in the Chinese market but it tends to be still at a very low level. Some of the Chinese domestic OEMs that we are prime suppliers to also make some of their own attachments so we’re always in competition against domestic source as well.

Alan Robinson:

Okay. And then to your point about perhaps your North American customers being more conservative and perhaps leading to a more defensive edge to your business. You know, given that you see lift trucks in general declining this year, can we assume that perhaps your North American sales will not decline by as much or perhaps might even grow as they did in the fourth quarter?

Robert Warren, Jr.:

I think we saw that it remained flat from the year before primarily because of the main customer base as this market is now projecting another 5 or 10% potential decline from last year’s numbers, I would expect that we’re going to have a harder time maintaining a flat output. And that would hold from what we’ve seen in the first few months.

Alan Robinson:

Okay, interesting. And then just on to China, the transfer that you had out of China were significantly higher than you had before obviously with the China outsourcing that is working to your advantage. You know, the 5.6 million that you store in transfers out of China in the fourth quarter, is this representative of long term levels of intercompany sales? I appreciate now most of that goes to Asia. But can you give us a flavor perhaps what you might expect going to Europe from China?

Robert Warren, Jr.:

The main product that we’re talking about going into Europe from China is the output of the Xiamen fork plant and that is—was built with entirely with the idea of being the OEM European source for forks. And that output, Andy, is projected to be at about, how much?

Richard Anderson:	We actually don’t give guidance.

Robert Warren, Jr.:	[Inaudible].

Richard Anderson:	It’s just I—but in a more general, in a more general sense, I think you can expect to see the transfers out of China continue at or above current rates.

Alan Robinson:	Okay. So given that, perhaps it wouldn’t be too much of a stretch for us to expect your gross profit out of China to increase in a similar manner?

Robert Warren, Jr.:

As a percent you will see it drop because of the—it’s an intercompany transfer price. And that’s what you—we see with the fork business in China. It does have a depressive effect on the gross profits. Obviously the total margin operating margin of the unit is going up.

Alan Robinson:	Yes.

Robert Warren, Jr.:	But that’s being transferred off to either Korea, Japan, Australia or Southeast Asia right now.

Alan Robinson:	Okay good. And then finally, there have been some reports of gasoline shortages in China. Have you been impacted by that at all in your manufacturing process?

Robert Warren, Jr.:

So far we have not been impacted either in energy—gas or electricity in shortages. We’re also in our facility up north recently close to Beijing we haven’t seen the impact of their concern about the environment of the games impact us.

Alan Robinson:	Okay, thank you.

Operator:	Thank you. Our next question is from Frank Magdlen with Robinson Group. Please go ahead.

Frank Magdlen:	Good afternoon, Bob.

Robert Warren, Jr.:	Good afternoon, Frank.

Frank Magdlen:	In the—a couple questions. Headcount in Europe, can you quantify or how many—what’s the approximate employee count for Europe?

Robert Warren, Jr.:	It’s, you know, between 50 and 60 we’re looking at right now. But as I say, we’re about 750 in total in Europe.

Frank Magdlen:	All right. And then, Andy, what is your cost to debt, interest costs on the bank debt?

Richard Anderson:	We are at 75 basis points above LIBOR.

Frank Magdlen:	That’s floating resets every so often?

Richard Anderson:	It resets every 30 days.

Frank Magdlen:	Okay. And then any help with the tax rate going forward for next year?

Richard Anderson:	That is—there are so many moving parts to that. I think that I would continue in the 33, 34% range and that’s—Joe do you want to take...?

Joseph Pointer:	I think just [inaudible] from our historical rate of where we’ve been. So I’d probably say 33 to 35ish.

Frank Magdlen:	Okay. And then on the fully diluted shares at about 350,000 to your year end count of common outstanding?

Richard Anderson:	You mean for going forward?

Frank Magdlen:	Yes.

Richard Anderson:

Well that is—we use the treasury method and it depends entirely on what our share price does. It’s the number of shares it takes for the—to fill the delta. But that—based on today’s price that would be a reasonable number.

Frank Magdlen:	Okay. And then back to the restructuring on Europe, should we expect some special onetime charges as the euro evolves?

Richard Anderson:	Yes.

Frank Magdlen:	Significant?

Richard Anderson:	Yes.

Frank Magdlen:	I guess, what’s significant?

Richard Anderson:

Anything right now. You may expect charges—it’s, this, the development of this plan is a stepped process that will move through the next three to four quarters. I think you will expect to see charges certainly in the not too distant future of a million plus and it’s hard to say too much beyond. We don’t want to speculate too much beyond that.

Frank Magdlen:	Would be per quarter you mean or...?

Joseph Pointer:	I think we’re pretty early in the process to estimate the cost and we’ll probably—we’ll definitely keep you apprised quarter by quarter but we’re probably a little premature to give any estimates.

Frank Magdlen:	All right. And then one area—when you look at your cumulative prices increases for this last year, about what percentage increase is that over the prior year?

Richard Anderson:

That one, that one, you know, trying to do that cumulative because all—in 45% of our business that’s done on a customer by customer contract by contract basis and the other par s spread around, I think it’s...

Robert Warren, Jr.:

Frank, it’s 3 to 5%. We’re not really in our markets able to, with competitive pressures, go much beyond that. In most cases, if it’s a highly competitive commodity product, maybe it wasn’t that much. But in most cases this year we’re up for our main markets. We were able to, with both efficiency and our price increase, to cover our material increases.

Frank Magdlen:	All right. Thank you very much.

Richard Anderson:	Thank you, Frank.

Operator:	Thank you. Our next question is from Tim Coffey, a private investor. Please go ahead.

Tim Coffey:	Andy, can you give me capex by region?

Richard Anderson:	Yes, just a second. Joe will grab that.

Joseph Pointer:	For the year we just finished or the year going forward?

Tim Coffey:	Both.

Joseph Pointer:	Yes, just give me a minute.

Robert Warren, Jr.:	we don’t have it in the room here, Tim, for the year going forward.

Tim Coffey:	What’s the Europe number?

Joseph Pointer:	For the year we just finished it was about 23 million - 8 million was North America; 4.4 was Europe; 5.3 was Asia; 5 million was China.

Tim Coffey:	And what was Europe the year before?

Richard Anderson.:	Just a second. I think what you probably—just a second here, we’ll grab it. 2.4 and unless it involves restructuring I don’t think you’ll see 2.4 this coming year.

Tim Coffey:	And then getting back to the working cap issue, you have roughly 30 million of an inventory run up. Where exactly is that coming from? Is that largely China?

Robert Warren, Jr.:	Its in China, it’s in Europe in the fork business and there is also some up in the attachment business in Europe.

Richard Anderson:	Some of that is temporary run up and we’re going to work very hard to make it permanent rundown.

A little bit of it, and I can’t quantify fit for you, Tim, but a little bit of it will be relatively permanent from the standpoint in North America and Europe, we buy our steel for our fork business son a just in time, day to day basis. The mills will make the run every three or four months, but they only bill us when they deliver on a daily basis.

The mills in China haven’t gotten that customer friendly yet. We have to sometimes make a deposit before they make the run. They’ll make the run so we’re buying sometimes three and four months in advance and we need to pay for it when they run it.  So...

Tim Coffey:

I hear you, but you know, when I think of those two reasons. One reason is that the reason that you just had continued problems. This has been going on for a long time that being Europe. China, you know, maybe because you might have a little bit more of a commodity mix. I can understand the run up.

But generally speaking , this type of inventory run up for what is essentially a mass customized application specific job shop business, that’s a huge number. So something’s not right.

Robert Warren, Jr.:

I won’t disagree, part of that definitely is. There was a, Tim, an attempt to drive the Chinese steel price up to international standards within two quarters there were huge increases coming through and some of our facilities saw an opportunity to buy long on some of the material. So that will be coming down fairly shortly and actually based on the increases they had to sustain at subsequent—at current pricing that looks like it was a good buy, it’s just a unnecessary run up. We agree.

Tim Coffey:	And just as it relates to the share repurchase program...

Robert Warren, Jr.:	Yes, sir.

Tim Coffey:	Bob, can you philosophically walk me through what you guys define as success under that share repurchase program?

Robert Warren, Jr.:	Philosophically or the purpose of it?

Tim Coffey:	No, just what you define as success. Not the purpose, but what you guys define as success.

Robert Warren, Jr.:

As a way of returning shareholder equity with—on a selective basis. Rather than a dividend, it would look—we spent $139 and bought back, was it, 2.3 million shares. We believe on a fully diluted basis once [inaudible] shares that that will, going forward, be a great return for our shareholders.

Tim Coffey:	And the average cost of that share buyback, the 2.3, was what?

Richard Anderson:	2.4 million [inaudible].

[Inaudible]

Richard Anderson:	$54

Robert Warren, Jr.:	$54

Tim Coffey:	It was $54 a share and the closing price was 47.

Robert Warren, Jr.:	Well Tim, I can always pick a date and...

Tim Coffey:	Well I mean it’s been trading between 47 and 50 for the last couple of months, fair enough?

Robert Warren, Jr.:	Fair enough.

Tim Coffey:

So if I take that 130 million that you’ve spent on shares and I divide by 12 million shares, I come up with roughly $11 a share. And if you did that in the form of a dividend on today’s share price, my costs basis would be $36 a share. And you bought back shares at 54. So explain to me again how you define success.

Richard Anderson:

Tim, for the benefit of everyone listening, Tim has brought this forward to our Board on numerous occasions and the Board points out that it’s in the prerogative of the Board to make these determinations and Tim we’re never going to win this argument with you. I don’t know what the benefit of continuing it is.

Tim Coffey:	It’s not about winning or losing. It’s defining what’s right and wrong.

Richard Anderson:	It’s—there is a return to shareholders.

Tim Coffey:	That hasn’t existed, Andy. [Inaudible] essentially the exercise of share options to management. That’s what it’s been used for.

Richard Anderson:	Exercising our share options to management.

Tim Coffey:	That’s correct. Sustaining the share price, that’s not right.

Richard Anderson:	That again, Tim, that’s your interpretation and we respect that.

Robert Warren, Jr.:	Other questions, Tim?

Tim Coffey:	None.

Operator:	Thank you. Our next question comes from James Bank with Sidoti and Company. Please go ahead.

James Bank:	Hi, good evening.

Robert Warren, Jr.:	Good evening.

James Bank:	The question on rationalizing euro, could you tell me how long is this going to take, would be your best estimate?

Joseph Pointer:	We’ll probably be at this for a minimum of a year , two years, maybe a year and a half.

James Bank:	And this 7% reduction in work force, are these executives or are these union employees?

Robert Warren, Jr.:	It’s across the board. A lot of it is temporary labor right now. There are some permanent and some are managers and some are on the shop floor.

James Bank:	Okay.

Robert Warren, Jr.:	This initial move is in one facility in Holland.

James Bank:	I guess what I should have just asked is there going to be any anticipation of severance expense?

Robert Warren, Jr.:	There are going to be severance expense and that would be in the figure we talked about that would probably be in restructuring charge.

James Bank:

Okay. So and then I know you didn’t want to give an exact number but I’m trying to get an idea of how much, I think you gave 1 million before on the call here. But how much is—can we assume is going to be capitalized and how much is not?

Richard Anderson:	It’ll be expensed.

James Bank:	Okay. Expensed in terms of—we’ll look at this in a non-GAAP fashion?

Joseph Pointer:	What do you mean by the word capitalized?

James Bank:	Well meaning will we or will we not be able to add these—add this charge back essentially as almost a one off item? Which will be capitalized and which won’t?

Joseph Pointer:	I don’t really kind of follow the add back. I mean...

Richard Anderson:	Nothing...

Joseph Pointer:	The majority will be hitting the P&L in the future.

James Bank:	I’m sorry, what Joe?

Joseph Pointer:	The majority of the—the costs will be expensed. When you say capitalized, we equate that to putting it on the balance sheet but I don’t think that’s how you are defining it, right?

James Bank:

Well I guess the way I’m defining it is just what am I—what can I consider to be non, you know, when we do our non-GAAP adjustments what essentially are we going to be adding back to the bottom line and we can’t be adding back.

Joseph Pointer:	I don’t think we’re—I mean I guess that’s pretty much your judgment not ours.

James Bank:	Okay, fair enough.

Richard Anderson:	I don’t understand the non-GAAP...

Joseph Pointer:	I think the question is what would be recurring to ongoing operations as opposed to maybe a one off type expense, which is obviously...

Robert Warren, Jr.:

Clearly these moves have been based to lower our costs and I believe that even though we won’t see a great deal of it this year based on some of those one off times in the redundancy costs, they are a reduction of our overall costs and we will be seeing a benefit of those going forward assuming—without any price increases—assuming similar prices.

James Bank:

Okay. And in regard to Xiamen, is there any concern at all with the Yuan performing very well and maybe some inflation in China? I’m just wondering if at some point that’s not the best region to outsource from anymore. Is there any concern with that at all?

Robert Warren, Jr.:

This is a fairly new epic in our costs that we have right now in China for forks and some side shifters which are the primary products for exporting in Japan, Korea, Southeast Asia and Australia which is the—what we report as Asia.

It’s still a very competitive price to what we have as a source currently there or anywhere else in the world. So the Yuan relative slow appreciation to some of those currencies hasn’t really affected us that much and I don’t think it’s going to disturb our sourcing on our own product out of Xiamen.

We do always look at our global sourcing of such steel components like casting, which have come for a number of years from China. Will that eventually cause us to look at which we are currently doing at some alternative sources like India or elsewhere, we’re constantly looking at the best cost we can get anywhere in the world.

James Bank:

Okay. That’s very helpful. And I’m sorry, I just wanted to circle back to your rationalization in Europe. I guess, maybe if I could ask it this way. In terms of the margins that I see in the fourth quarter here, is that maybe a good run rate going forward for this year in Europe?

Robert Warren, Jr.:	We’d like to say that we believe our restructuring plans will help those margins but if I go any further, I’m giving guidance.

James Bank:	Okay, okay, fair enough. Well thank you all. That’s all I have.

Robert Warren, Jr.:	Thank you.

Operator:

Thank you. Ladies and gentlemen, if you have any additional questions please press the star followed by the one. As a reminder, if you are using a speakerphone today you will need to lift the handset before making your selection.

And we do have a follow up question from Arnie Ursaner with CJS Securities. Please go ahead.

Arnie Ursaner:	Three follow up questions to the last series you had.

Question one is why—is there a specific factor or reason why you’re much more aggressive towards relieving Europe now? Its been an ongoing problem. Again, any identifiable catalysis to why?

Two, do you anticipate separating out the costs on the quarter. Maybe that’s a different way of saying the GAAP or non-GAAP issue, but when you have these kind of onetime expenses or costs, will you identify them?

And is there a scenario where you could see yourself just exiting Europe? Where you tried these things, they just don’t accomplish your goal and you say we tried everything let’s just not be in Europe?

Robert Warren, Jr.:	Can I take that in reverse, Arnie?

Arnie Ursaner:	However you like.

Robert Warren, Jr.:

I’d like to take your last question first and I think that’s where, you know, as I’m sure anybody who’s ever listened to us talk about Europe gets tired of hearing us talking about our new restructuring plan. You’re only probably a little less tired than we are.

This time I think we took for a basis is that there was some external way that we could fix the problem there and the obvious one to look at was your last question was why do we go through this. We do a great job in North America and Asia, why don’t we just get out of Europe? It seems to be a very tough profitable area. We have lot of assets there. A lot of people with a lot of tenure, you know, maybe it’s best that we just get out. And then you look at what we would have to do, even should we ever have decided to do that. We have to get it into a profitable state before you can sell it reasonably. If you just ran from it and tried to sell off at some less than book value just the assets, you basically the only people who would be interested in picking them up would be the prime competitors we have in Europe which would be giving them a hell of a cost basis, I believe, to come after our margins in Asia and North America. And so we’re really assisting a down the road problem that I really have a hard time seeing reasonably doing for our shareholders.

I believe two things. One that Europe represents the largest industrial truck in the world for our type of products. More attachments are sold in Europe than they are anywhere else. So although it has been traditional for a decade a problem for us, I believe that this look at the problem is not trying to assume we could find an external fix to this.

I believe we have to fix the problem internally and then we can drive our value proposition that we believe once it’s up and operating properly, that we can get a preference in price and a increased market share.

And so, I guess it’s just, it’s taken us awhile, Arnie, maybe way too long to fix our own problem before we tried to find ways externally to get it fixed in Europe.

Arnie Ursaner:	Okay. And again, you will separate out the expected costs severance otherwise as best you can?

Robert Warren, Jr.:	We will definitely bring it out in our discussions at this and try to help you to see what it is that is one time.

Arnie Ursaner:

Okay. And again, there’s no specific identifiable catalysis for why now? I know it’s been an ongoing question but you seem to be taking much more aggressive actions than in the time that I’ve known you. Is there any reason sort of, why now?

Robert Warren, Jr.:

Well, I think all of our management is just desperate to find a solution to this. We really don’t want to talk about it anymore. I know that my Board has zero patience with this anymore and so I think everybody is looking for a solution.

And right now we’re going to go to the ones that we feel we can have control. The ones we’ve tried to deal with which was market share or affecting the price through better product which we spent a lot of time on developing product for that market, just isn’t giving us the results that we’d like to see. And I think that an internal focus is we’re going to be absolutely required to get there.

And we—I think we seem that we’re holding assets at just where—we’ve just got too many people and too many assets that aren’t being productive and the only way to address this is head on.

As you know, in Europe this is a very difficult thing to achieve in Europe. They’re very formal steps we have to make with work councils and we’re going about this in a very, I believe, sensitive but a reasonably accelerated intent.

Arnie Ursaner:	Okay. Thank you.

Operator:	Thank you. Our next question is from Frank Magdlen with Robinson Group. Please go ahead.

Frank Magdlen:	Yes, as a follow up to Europe, should we expect any impairment—asset impairment charges?

Richard Anderson:	At this moment I don’t see any, Frank, but it’s not out of the realm of possibility. But I think that at this moment I don’t see any.

Frank Magdlen:	All right. Thank you.

Operator:	Thank you. Mr. Warren, I’m showing that there are no further questions at this time.

Robert Warren, Jr.:	Great. Thank you very much. Thank you everybody for joining us today.

We appreciate your interest in Cascade and we would love to answer any of your questions. Please don’t hesitate to call us.

Operator:	Thank you. Ladies and gentlemen, this concludes the Cascade Corporation fourth quarter fiscal year 2008 earnings conference call.

If you would like to listen to a replay of today’s conference call, you may dial 800-405-2236 and enter the access number 11110027, pound in North America. International callers please dial 303-590-3000 and enter the same access code.

Thank you for your participation. You may now disconnect.

END